Exhibit 99.1

Stockholders of Jaguar Animal Health and Napo Pharmaceuticals Vote to Approve Merger

Merger Terms Include Funding for Combined Company and Other Aspects of the Merger Disclosed in the Proxy/Prospectus

Jaguar to Host Conference Call Friday, July 28th at 8:30 a.m. Eastern Time

San Francisco, CA (July 27, 2017): Jaguar Animal Health, Inc. (NASDAQ: JAGX) (Jaguar) and Napo Pharmaceuticals, Inc. (Napo) announced that at separate special stockholder meetings today the stockholders of both companies approved proposals recommended by the Jaguar and Napo boards regarding the merger of Jaguar and Napo.

The merger transaction remains on track to become effective on Monday, July 31, 2017, at which point Jaguar’s name will be changed to Jaguar Health, Inc., and Napo will operate as a wholly-owned subsidiary of Jaguar focused on human health and the ongoing commercialization of Mytesi®, which is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. As previously announced, the terms of the merger include funding for the combined company and for other aspects of the merger as disclosed in the definitive joint proxy statement/prospectus.

“Today’s votes represent a pivotal development in the evolution of both companies. It is truly transformational for Jaguar Health to forward-integrate into an important revenue stream from Mytesi®, for which the company will hold encumbered global rights and is pursuing multiple follow-on indications for various chronic gastrointestinal disorders. This merger speaks to the shared vision and persistence of the dedicated and talented team members at both Jaguar and Napo—some of whom have worked for more than 20 years to change the standard of care for gastrointestinal disease in humans and animals,” stated Lisa Conte, Jaguar’s president and CEO and Napo’s interim CEO. “We are grateful for the continued enthusiasm and support for this merger, and we remain excited about the opportunity we believe this combination will create for our stockholders as well as Mytesi® patients and animals.”

Conference Call

The Jaguar management team will host a call on Friday, July 28, 2017 at 8:30 a.m. Eastern Time to discuss the merger. Investors interested in listening to the live call should dial 877-627-6544 (Toll Free), 719-325-4888 (International). Please ask the operator to connect you to the call or provide the conference ID number: 4112552. A live webcast of the conference call will be available online which can be accessed on the investor relations section of the Jaguar website (click here). Please allow extra time prior to the call to visit the site and download any necessary software to listen to the live broadcast.

For interested individuals unable to join the conference call, a replay of the webcast will be available on the investor relations section of Jaguar’s website (click here) for 90 days following the call. Also, a dial-in replay of the call will be available through August 4, 2017, at 844-512-2921 (U.S. Toll Free) or 412-317-6671 (International). Participants must use the following code to access the dial-in replay of the call: 4112552.

About Mytesi®

Mytesi® (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

More information and complete Prescribing Information are available at Mytesi.com. Crofelemer, the active ingredient in Mytesi®, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

About Napo Pharmaceuticals, Inc.

San Francisco-based Napo Pharmaceuticals, Inc. focuses on the development and commercialization of proprietary pharmaceuticals for the global marketplace in collaboration with local partners.

For more information, please visit www.napopharma.com.

About Jaguar Animal Health, Inc.

Jaguar Animal Health, Inc. is an animal health company focused on developing and commercializing first-in-class gastrointestinal products for companion and production animals, foals, and high value horses. Canalevia™ is Jaguar’s lead prescription drug product candidate, intended for the treatment of various forms of diarrhea in dogs. Equilevia™ (formerly referred to as SB-300) is Jaguar’s prescription drug product candidate for the treatment of gastrointestinal ulcers in horses. Canalevia™ and Equilevia™ contain ingredients isolated and purified from the Croton lechleri tree, which is sustainably harvested. Neonorm™ Calf and Neonorm™ Foal are Jaguar’s lead non-prescription products. Neonorm™ is a standardized botanical extract derived from the Croton lechleri tree. Canalevia™ and Neonorm™ are distinct products that act at the same last step in a physiological pathway generally present in mammals. Jaguar has nine active investigational new animal drug applications, or INADs, filed with the FDA and intends to develop species-specific formulations of Neonorm™ in six additional target species, formulations of Equilevia™ in horses, and Canalevia™ for cats and dogs.

For more information about Jaguar, please visit www.jaguaranimalhealth.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the benefits of the merger between Jaguar and Napo, Jaguar’s intention to develop species-specific formulations of Neonorm™ in additional target species, and Jaguar’s plan to develop formulations of Canalevia™ for cats, horses and dogs. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Animal Health, Inc.

Contact:

Garth Russell

KCSA Strategic Communications

P: 212-896-1250

grussell@kcsa.com

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